PREMIER CALIFORNIA MUNICIPAL BOND FUND

                           ARTICLES OF AMENDMENT


                Premier California Municipal Bond Fund, a business trust formed by an Agreement and Declaration of Trust dated July 24, 1985 pursuant to the laws of The Commonwealth of Massachusetts (the "Trust"), hereby certifies to the Secretary of State of The Commonwealth of Massachusetts that:
                FIRST: The Agreement and Declaration of Trust of the Trust is hereby amended by striking out Article I, Section 1 and inserting in lieu thereof the following:

                "Section 1. Name. This Trust shall be known as 'Dreyfus Premier California Municipal Bond Fund.'"

                SECOND: The amendment to the Agreement and Declaration of Trust herein made was duly approved at a meeting of the Trustees of the Trust on January 8, 1997 pursuant to Article IX, Section 8 of the Agreement and Declaration of Trust.

                IN WITNESS WHEREOF, Premier California Municipal Bond Fund has caused these Articles to be filed in its name and on its behalf by its Trustees.

                                PREMIER CALIFORNIA MUNICIPAL BOND FUND



                                By: /s/ JOSEPH S. DIMARTINO
                                        Joseph S. DiMartino, Trustee


                                By: /s/ CLIFFORD L. ALEXANDER, JR.
                                        Clifford L. Alexander, Jr., Trustee


                                By: /s/ PEGGY C. DAVIS
                                        Peggy C. Davis, Trustee


                                By: /s/ ERNEST KAFKA
                                        Ernest Kafka, Trustee


                                By: /s/ SAUL B. KLAMAN
                                        Saul B. Klaman, Trustee


                                By: /s/ NATHAN LEVENTHAL
                                        Nathan Leventhal, Trustee







STATE OF NEW YORK   )
                    :  ss:
COUNTY OF NEW YORK  )


                On this 8th day of January, 1997, before me personally appeared the above-named Trustees of the Trust, to me known, and known to me to be the persons described in and who executed the foregoing instrument, and who duly acknowledged to me that they had executed the same.



Notary Public